Element 21 Golf Co. (Element) agrees to employ John T. Grippo as its Chief Financial Officer. Mr. Grippo will work part time as an independent contractor, while serving as Chief Financial Officer. The initial term of employment will begin March 1, 2006 and expire the earlier of the raising of $1,000,000 of its expected convertible debt offering or August 31,2006. During the initial term of this agreement Element will pay Mr. Grippo $3,000 in cash per month and $5,000 in Element common stock per month. The amount of stock to be issued will be based upon the lowest closing price of Element common stock during the initial period. The Element common stock will be issued within 30 days of the end of the initial period. Element will reimburse Mr. Grippo’s expenses incurred on behalf of Element. Element will not require Mr. Grippo to relocate.

After the termination of the initial term, Element will employ Mr. Grippo for a six month period under the same terms and conditions, except that Element will pay Mr. Grippo $6,000 in cash per month and $2,000 in Element common stock per month. The agreement may be extended on the condition that both Element and Mr. Grippo agree to extend the agreement.

All stock will be issued in whatever name Mr. Grippo and in whatever denominations Mr. Grippo requests. All stock issuances will be adjusted for stock splits, dividends or other changes to the common stock. All stock issued will be freely tradable and issued without restriction. Element will extend any and all indemnification rights and D and O insurance (if any) coverage to Mr. Grippo in his capacity as Chief Financial Officer as allowed by law.